Exhibit 10.29

Amendment No. 1 to Cara Cassino Offer Letter

This Amendment (this “Amendment”) to the offer letter agreement, dated August 24, 2015 (the “Offer Letter”), by and between ContraFect Corporation (the “Company”), and Cara Cassino (“Executive”), is entered into by and between the Company and Executive effective as of March 15, 2017.

WHEREAS, the Company and Executive desire to amend the Offer Letter as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recital and other valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. The Offer Letter is hereby amended by amending and restating the fourth paragraph of the Offer Letter in its entirety to read as follows:

“You will be eligible for an annual incentive bonus of 45% of your annual base salary (the “Target Bonus”) based upon mutually agreed-upon goals (70% corporate/30% individual). You will also be eligible to receive a one-time cash retention bonus equal to $150,000, payable within 60 days following the date that the first patient is dosed in the CF-301 Phase 2 study, subject to your continued employment on such date.”

2. The Offer Letter is hereby amended by amending and restating the seventh paragraph of the Offer Letter in its entirety to read as follows:

“In the event that you are terminated by the Company without Cause, or in the event that you resign with Good Reason, each as defined below, you will be given (i) a severance payment in the amount that is equal to the sum of eighteen (18) months of your then-current base salary plus one-hundred fifty percent (150%) of your then-current Target Bonus, (ii) a payment equal to your earned but unpaid bonuses, (iii) a payment equal to eighteen (18) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA and (iv) your then-outstanding stock options granted prior to June 14, 2016, if any, will become fully vested and exercisable and the vested portion of such stock options (for the avoidance of doubt, after giving effect to this clause (iv)) will remain outstanding and exercisable until the date that is two (2) years following your employment termination date, subject to the earlier final expiration dates of such options or treatment in accordance with their contractual terms in a corporate transaction or any Change in Control Event; provided, in each case, that within 21 days following the date of your employment termination, you sign and deliver to the Company (and do not revoke) a Severance and Release Agreement in a form prescribed by the Company. The severance payments in clauses (i) through (iii) of the immediately preceding sentence shall be paid over eighteen (18) months as any regular paycheck.”

3. The Offer Letter is hereby amended by amending and restating the eighth paragraph of the Offer Letter in its entirety to read as follows:

“Good Reason shall mean the occurrence of any of the events or conditions as described here without your written consent: (i) a material diminution of your title or who you report to; (ii) a material reduction in your then-effective base salary; (iii) the relocation of your principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from Yonkers, New York; or (iv) the relocation of the Company’s corporate headquarters or the opening of a Company office in the Boston, Massachusetts or Cambridge, Massachusetts area and the requirement that you travel to such office for business reasons more than once per month for more than three (3) days per month (as long as weather conditions do not interfere with means of transportation) or such longer time as may be mutually be agreed upon between you and the Company, such agreement not to be unreasonably withheld).”

4. The Offer Letter is hereby amended by inserting the following immediately prior to the penultimate paragraph of the Offer Letter:

“The intent of the parties hereto is that the payments and benefits hereunder comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and to the maximum extent permitted this offer shall be interpreted accordingly.

Notwithstanding anything in this offer to the contrary, any compensation or benefit payable under this letter agreement upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefit shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following your Separation from Service (the “First Payment Date”). Any installment payments that would have been made to you during the 30 day period immediately following your Separation from Service but for the preceding sentence will be paid to you on the First Payment Date and the remaining payments will be made as provided in this offer.

Notwithstanding anything in this offer to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits will not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate), and any remaining payments due to you under this letter agreement will be paid as otherwise provided herein.

Your right to receive any installment payments under this letter agreement, including without limitation any salary continuation payments that are payable on Company payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.”

5. Except as amended hereby, the Offer Letter shall remain in full force and effect.

6. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Amendment constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This Amendment may not be amended, modified or terminated except by an instrument in writing, signed by you and an authorized officer of the Company. Any waiver of any compliance with any provision of this letter agreement shall not operate as a waiver of, or estoppel with respect to, any other or subsequent non-compliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day first above written.

/s/ Cara Cassino, MD, FCCP
Cara Cassino, MD, FCCP

CONTRAFECT CORPORATION

By:	/s/ Steven C. Gilman, Ph.D.
Name:	Steven C. Gilman, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Offer Letter Amendment]